Exhibit 10.10

PREMIERWEST BANK
2007 DIRECTOR DEFERRED COMPENSATION AGREEMENT

     THIS AGREEMENT is made December 13, 2007 by and between PremierWest Bancorp, an Oregon corporation (“Bancorp”), PremierWest Bank, an Oregon-chartered bank (the “Bank”) and ________________ (the “Director”), replacing the Agreement dated December 27, 2004, and is effective retroactively to January 1, 2005.

INTRODUCTION

     To encourage the Director to remain a director of PremierWest Bancorp (“Bancorp”) and of the Bank, the Bank is willing to provide to the Director an opportunity to defer receipt of director fees. The Bank will pay the Director’s benefit under this Agreement from the Bank’s general assets.

     This Agreement is intended to comply with Section 409A of the Code. Any ambiguity hereunder shall be interpreted in such a way as to comply, to the extent necessary, with Section 409A of the Code and the regulations thereunder.

AGREEMENT

The Director and the Bank agree as follows:

Article 1 Definitions

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Cause” means:

     1.1.1 A breach of the Director’s fiduciary duties to the Bank or Bancorp,

     1.1.2 An intentional violation of any law or significant policy of the Bank or Bancorp, which violation could reasonably be expected to have a material adverse effect on the Bank or Bancorp,

     1.1.3 Conviction of the Director for a felony or for a misdemeanor involving moral turpitude, or

     1.1.4 An order by an applicable regulatory authority that the Director be removed from office.

1.2 “Change in Control” means that any of the following events occur:

     1.2.1 Merger. Bancorp merges into or consolidates with another corporation, or merges another corporation into Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of Bancorp’s voting securities immediately before the merger or consolidation. For purposes of this Agreement, the term “person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

     1.2.2 Sale of Assets. Bancorp sells to a third party all or substantially all of Bancorp’s assets. For this purpose, sale of all or substantially all of Bancorp’s assets includes sale of the shares or assets of the Bank.

1.3 “Code” means the Internal Revenue Code of 1986, as amended.

1.4 “Compensation” means director fees that would be paid to the Director during a Plan Year.

1.5 “Deferral Account” means the Bank’s accounting of the Director’s accumulated Deferrals plus accrued interest.

1.6 “Deferrals” means the amount of the Director’s Compensation that the Director elects to defer according to this Agreement.

1.7 “Disability” means the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.8 “Effective Date” means January 1, 2005.

1.9 “Election Form” means the form attached as Exhibit 1.

1.10 “Plan Year” means the calendar year.

1.11 “Termination for Cause” means the Director ceases to be a director of the Bank or Bancorp after (i) having been removed from office or threatened with removal pursuant to a directive of any applicable regulatory authority, (ii) having been removed from office by a vote of shareholders at a special meeting thereof called for the purpose of such removal on the basis that Cause exists, or (iii) having failed to receive the nomination by the Bancorp’s Board of Directors for re-election following a determination by the affirmative vote by at least 75% of the directors on the Board of Directors (with the Director abstaining from voting) that Cause exists. Prior to the board meeting at which such determination is made that Cause exists, each director shall be given notice of the grounds for alleged Cause. The Director shall be given the notice at least 48 hours prior to the meeting and Director and Director’s counsel (if Director chooses to have counsel present) shall have a reasonable opportunity to be heard at the meeting.

1.12 “Unforeseeable Emergency” means severe financial hardship of the Director resulting from an illness or accident of the Director, the Director’s spouse, the Director’s beneficiary or a dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Director’s property due to casualty (including the need to rebuild a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. Except as otherwise provided in Section 1.12, the purchase of a home and the payment of college tuition are not unforeseeable emergencies.

Article 2 Deferral Election

2.1 Initial Election. The Director shall make an initial deferral election under this Agreement by filing with the Bank a signed Election Form within 30 days after the Effective Date of this Agreement. The Election Form shall set forth the amount of Compensation to be deferred and shall be effective to defer only Compensation earned after the date the Election Form is received by the Bank.

2.2 Election Changes. Upon the Bank’s approval, the Director may modify the amount of Compensation to be deferred annually by filing a new Election Form with the Bank prior to the beginning of the Plan Year in which the Compensation is to be deferred. The modified deferral election shall not be effective until the calendar year following the year in which the subsequent Election Form is received and approved by the Bank.

2.3 Change in Time and Form of Distribution. The timing of a distribution of the Deferral Account may not be accelerated except as set forth in Section 4.3 or under Code Section 409A and the regulations thereunder. Any change which delays the timing of distributions or changes the form of distributions may only be made by a written agreement signed by the Bank and the Executive and only if the following requirements are met:

     2.3.1 any election to change the time and form of distribution may not take effect until at least 12 months after the date on which the election is made, and

     2.3.2 other than in the event of death, Disability or Unforeseeable Emergency, the first payment with respect to such election must be deferred for a period of at least five years from the date such payment otherwise would have been made, and

     2.3.3 any election related to a payment to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment.

Article 3 Deferral Account

3.1 Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

     3.1.1 Deferrals. The portion of the Compensation deferred by the Director as of the time the Compensation would have otherwise been paid to the Director.

     3.1.2 Interest. At the end of each Plan Year under this Agreement, but only until a Change in Control has occurred or until commencement of the benefit payments under this Agreement, interest is to be credited on the account balance at an annual rate equal to the Bank’s ROE (return on equity) for that Plan Year, compounded monthly, with a maximum crediting rate of 18%. In the event the Director and the Bank do not agree on what the Bank’s ROE was for a particular Plan Year, the Director and the Bank agree that the ROE shall be derived from the quarterly report of condition filed by the Bank with the Federal Deposit Insurance Corporation year under Section 7(a) of the Federal Deposit Insurance Act for the fourth quarter of any year. If a Change in Control has occurred or payments have commenced, the Bank will not continue to credit interest pursuant to the ROE formula but rather will credit interest at an annual rate of interest, compounded monthly, on the remaining account balance during any applicable installment period, equal to the highest “Prime Rate” as published in the Wall Street Journal’s “Money Rates” section. The interest credited each Plan Year shall be determined by reference to the “Prime Rate” as of the last business day of the preceding Plan Year.

3.2 Statement of Accounts. Within 120 days after the end of each Plan Year, the Bank shall provide to the Director a statement setting forth the Deferral Account balance.

3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise of the Bank to pay such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

Article 4 Payment of Benefit

4.1 Normal Payment. The Deferral Account balance is payable to the Director commencing on the first day of the seventh month following the date of the Director’s termination of services for the Board in the form elected by the Director in the Election Form. If the Director elects payment of the benefit as other than a lump sum, the Bank will not continue to credit interest pursuant to the ROE formula of Section 3.1.2. Initially, each installment payment will be calculated as a level principal and interest payment based on the Director’s Deferral Account balance on the commencement date, the interest rate on the commencement date, and the number of installments. Therefore, the amount of an installment shall be redetermined each January 1 based on the Director’s Deferral Account balance on such January 1, the interest rate on such January 1, and the number of installments remaining. This procedure for determining installment payments shall be used wherever installments are required herein.

4.2 Death or Disability Payment. In the event of the Director’s death or Disability, the Deferral Account balance is payable to the Director commencing the month after death or Disability.

4.3 Hardship Distribution. Upon the Board of Director’s determination (following petition by the Director) that the Director has suffered an Unforeseeable Emergency, the Bank shall distribute to the Director all or a portion of the Deferral Account balance as determined by the Bank. The amount distributed may not exceed the amount necessary to satisfy the financial hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

Article 5 Death Benefit

     In the event of the Director’s death before all benefit payments have been made under this Agreement, the Bank shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

Article 6 Beneficiaries

6.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Bank. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and received by the Bank during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.

6.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 7 Termination for Cause

     Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement that is in excess of the Director’s Deferrals (i.e. no interest is paid) if the Director’s service ends as a result of Termination for Cause or the Director’s service is voluntarily terminated under any circumstances in which the Bancorp’s Board of Directors determines that Cause exists. Under such circumstances, the Director’s Deferrals shall be paid to the Director in a manner to be determined by the Bank.

Article 8 Amendments and Termination

     This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Director. Notwithstanding the foregoing, the Bank may terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would result in significant financial penalties or other significantly detrimental ramifications to the Bank (other than the financial impact of paying the benefits), and such termination of this Agreement complies with the restrictions on termination of arrangements specified in Regulations to Section 409A of the Code. In no event shall this Agreement be terminated under this section without payment to the Director of the Deferral Account balance attributable to the Director’s Deferrals and, except in the case of Termination for Cause, interest credited on such amounts.

Article 9 Miscellaneous

9.1 Binding Effect. This Agreement shall bind the Director and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

9.2 No Guarantee of Continued Position. This Agreement is not a contract for employment, nor does it entitle the Director to remain a director of the Bank or Bancorp. It also does not require the Director to remain a director nor interfere with the Director’s right to resign at any time.

9.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

9.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Oregon, except to the extent the laws of the United States of America otherwise require.

9.6 Unfunded Arrangement. The Director and the Director’s beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. In the event that Bancorp or the Bank purchase any policies of insurance for the purpose of defraying the cost to the Bank of providing benefits hereunder, any such insurance policies (whether or not on the Director’s life) shall be general assets of Bancorp or the Bank, as applicable, to which the Director and the Director’s beneficiary have no preferred or secured claim.

9.7 Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

9.9 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

     9.9.1 interpreting the provisions of the Agreement,

     9.9.2 establishing and revising the method of accounting for the Agreement,

     9.9.3 maintaining a record of benefit payments, and

     9.9.4 establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

9.10 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of this Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

Article 10 Claims and Review Procedures

10.1 Claims Procedure. If the Director or his beneficiary (“claimant”) has not received benefits under the Agreement that he or she believes should be paid, the claimant shall make a claim for such benefits as follows:

      10.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

      10.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

      10.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

          (a) The specific reasons for the denial,

          (b) A reference to the specific provisions of the Agreement on which the denial is based,

          (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

          (d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

          (e) A statement of the claimant’s right to bring a civil action under ERISA (Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et. seq.) Section 502(a) following an adverse benefit determination on review.

10.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

      10.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

      10.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

      10.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

      10.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

      10.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

          (a) The specific reasons for the denial,

          (b) A reference to the specific provisions of the Agreement on which the denial is based,

          (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

          (d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

     IN WITNESS WHEREOF, the Director and a duly authorized Bank officer have signed this Agreement.

DIRECTOR	PREMIERWEST BANK
By: Chief Executive Officer PREMIERWEST BANCORP By: Name: Title: